Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Triumph Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share (“Common Stock”) reserved for issuance under the 2018 Plan (as defined below)	457(a)	2,075,000	$11.82	$24,526,500.00	$110.20 per million dollars	$2,702.82
Equity	Common Stock reserved for issuance under the Directors’ Plan (as defined below)	457(a)	225,000	$11.82	$2,659,500.00	$110.20 per million dollars	$293.08
Total Offering Amounts			2,300,000		$27,186,000.00		$2,995.90
Total Fee Offsets
Net Fee Due							$2,995.90

(1)

This Registration Statement covers, in addition to 2,300,000 shares of Common Stock of Triumph Group, Inc., a Delaware corporation (the “Company” or the “Registrant”), options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan”) or the Triumph Group, Inc. 2016 Directors’ Equity Compensation Plan (the “Directors’ Plan” and together with the 2018 Plan, the “Plans”) as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(c) and 457(h) of the Securities Act the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee are estimated solely for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of shares of Common Stock of the registrant as reported on the New York Stock Exchange on July 24, 2023.